Medifast Announces Second Quarter 2023 Financial Results

BALTIMORE - August 7, 2023 /PRNewswire/ -- Medifast (NYSE: MED), the health and wellness company known for its habit-based and Coach-guided lifestyle solution, OPTAVIA® , today reported results for the second quarter ended June 30, 2023.

Second Quarter 2023
•Revenue of $296.2 million, with revenue per active earning coach of $5,578
•Independent active earning OPTAVIA Coaches of 53,100
•Net income of $30.3 million
•Earnings per diluted share ("EPS) of $2.77
•Cash and Cash Equivalents of $147.4 million and no interest-bearing debt

“We are ahead of our Fuel for the Future plan with key initiatives aimed at driving efficiency and cost reduction, which helped to mitigate the impact of continued economic headwinds on our revenues during the quarter,” said Dan Chard, Chairman & Chief Executive Officer of Medifast. “In addition, we have made significant progress advancing our broader health and wellness agenda with the recent launch of our new OPTAVIA ACTIVETM line of products, which marks an inflection point for Medifast as we target new areas of growth and more than triple our total addressable market. We also have pilot programs underway to assess potential growth opportunities related to medically-supported weight loss that leverage the strength of our business model. We believe our scientifically-designed solution, OPTAVIA, is a great complement to those seeking to improve their health and wellness regardless of the method they choose to utilize.”

Chard concluded, “Industry dynamics have changed numerous times over the years and Medifast has proven adept at making the necessary adjustments in its business model to thrive in new environments. Even though the operating environment remains challenging, and we continue to expect that programming adjustments, compensation dynamics, and future growth initiatives will take time to deliver meaningful results, we are confident that the changes we are making to diversify our business into new areas will have similar success.”

Second Quarter 2023 Results
Second quarter 2023 revenue decreased 34.7% to $296.2 million from $453.3 million for the second quarter of 2022, primarily driven by a decrease in the number of active earning OPTAVIA Coaches and the decline in the productivity per active earning OPTAVIA Coach. The average revenue per active earning OPTAVIA Coach was $5,578, compared to $6,667 for the second quarter last year, a decline of 16.3%, driven by continued pressure on customer acquisition, partially offset by the price increase implemented in November 2022. The total number of active earning OPTAVIA Coaches decreased 21.9% to 53,100 compared to 68,000 for the second quarter of 2022.

Gross profit decreased 34.5% to $210.7 million from $321.7 million for the second quarter of 2022. The decrease in gross profit was due to lower revenue. The Company’s gross profit as a percentage of revenue was 71.1% compared to 71.0% in the second quarter of 2022.

Selling, general, and administrative expenses (“SG&A”) decreased 36.9% to $172.0 million compared to $272.7 million for the second quarter of 2022. As a percentage of revenue, SG&A decreased 208 basis points year-over-year to 58.1% of revenue, as compared to 60.2% for the second quarter of 2022. The decrease in SG&A was primarily due to progress on several cost reduction and optimization initiatives. Additional factors that positively impacted SG&A included charitable donations in the second quarter of 2022 that did not recur in 2023 and decreased Coach compensation due to lower volumes and fewer active earning Coaches.

Income from operations decreased 21.0% to $38.7 million from $49.0 million in the prior-year period. As a percentage of revenue, income from operations was 13.1% for the second quarter of 2023 compared to 10.8% in the prior-year period due to the factors described above impacting revenue and SG&A expenses.

The effective tax rate was 22.6% for the second quarter of 2023 compared to 19.8% in the prior-year period. The increase in the effective tax rate for the three months ended June 30, 2023 was primarily driven by a decrease in the tax benefit from charitable donations of inventory donations in the second quarter as mentioned above.

In the second quarter of 2023, net income was $30.3 million, or $2.77 per diluted share, based on approximately 10.9 million shares of common stock outstanding. In the second quarter of 2022, net income was $39.1 million, or $3.42 per diluted share, based on approximately 11.4 million shares of common stock outstanding.

Capital Allocation and Balance Sheet
The Company announced a quarterly cash dividend of $1.65 per share, or $18.2 million, payable on August 8, 2023, to stockholders of record as of the close of business on June 27, 2023.

The Company’s balance sheet remains strong with $147.4 million in cash and cash equivalents and no interest-bearing debt as of June 30, 2023 compared to $87.7 million in cash and cash equivalents and no debt at December 31, 2022.

Outlook
The Company expects third quarter 2023 revenue to be in the range of $220 million to $240 million and third quarter 2023 diluted EPS to be in the range of $0.71 to $1.32 The third quarter 2023 earnings guidance assumes a 23.0% to 25.0% effective tax rate. The guidance includes the impact of investments being made for future growth initiatives, which are expected to continue throughout the year, impacting profitability.

Conference Call Information
The conference call is scheduled for today, Monday, August 7, 2023 at 4:30 p.m. ET. The call will be broadcast live over the Internet, hosted on the Investor Relations section of Medifast’s website at www.MedifastInc.com or directly at https://app.webinar.net/vb1JL58Wrwo and will be archived online and available through November 7, 2023. In addition, listeners may dial (877) 344-7529 to join via telephone.

A telephonic playback will be available from 6:30 p.m. ET, August 7, 2023, through August 14, 2023. Participants can dial (877) 344-7529 and enter passcode 7120911 to hear the playback.

About Medifast®:
Medifast
(NYSE: MED) is the health and wellness company known for its habit-based and Coach-guided lifestyle solution OPTAVIA®, which provides people with a simple, yet comprehensive approach to help them achieve lasting optimal health and wellbeing. OPTAVIA offers clinically proven plans, scientifically developed products and a framework for habit creation reinforced by independent Coaches and Community support. As a physician-founded company with a 40+ year history, Medifast is a leader in the U.S. weight management industry. The company continues to innovate and build upon its scientific and clinical heritage to deliver on its mission of offering the world Lifelong Transformation, One Healthy Habit at a Time®. Medifast was recognized in 2023 by Financial Times as one of The Americas’ Fastest Growing Companies
and in 2022 as one of America's Best Mid-Sized Companies by Forbes. For more information, visit
MedifastInc.com and OPTAVIA.com and follow @Medifast on Twitter.

MED-F

Forward Looking Statements
Please Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend,” “anticipate,” “expect” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast’s objectives, strategies, plans, goals, outlook or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, risks associated with Medifast’s direct-to-consumer business model; the impact of rapid growth on Medifast’s systems; disruptions in Medifast’s supply chain; Medifast’s inability to continue to develop new products; effectiveness of Medifast’s advertising and marketing programs, including use of social media by independent OPTAVIA Coaches; Medifast’s inability to maintain and grow the network of independent OPTAVIA Coaches; the departure of one or more key personnel; Medifast’s inability to protect against online security risks and cyberattacks; to protect its brand and intellectual property, or to protect against product liability claims; Medifast’s planned growth into domestic and international markets; adverse publicity associated with Medifast’s products; Medifast’s inability to continue declaring dividends; fluctuations of Medifast’s common stock market price; the prolonged effects of COVID-19 on consumer spending and disruptions to our distribution network, supply chains and operations; increases in competition or litigation; the consequences of other geopolitical events, including natural disasters, global health crises, acts of war (including the war in Ukraine), changes in trade policies and tariffs, climate change, regulatory changes, increases in costs of raw materials, fuel, or other energy, transportation, or utility costs and in the costs of labor and employment, labor shortages, supply chain issues and the resulting impact on market conditions and consumer sentiment and spending; and Medifast’s ability to prevent or detect a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and other filings filed with the United States Securities and Exchange Commission, including its quarterly reports on Form 10-Q and current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:
Medifast, Inc.
Steven Zenker
InvestorRelations@medifastinc.com
(443) 379-5256

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(U.S. dollars in thousands, except per share amounts & dividend data)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022

Revenue	$ 296,18	$ 453,33	$ 645,17	$ 870,93
Cost of sales	85,473	131,651	188,065	246,965
Gross profit	210,715	321,682	457,105	623,968

Selling, general, and administrative	172,009	272,718	364,887	519,917

Income from operations	38,706	48,964	92,218	104,051

Other income (expense)
Interest income (expense)	462	(164)	281	(259)
Other expense	(51)	(4)	(53)	(20)
	411	(168)	228	(279)

Income from operations before income taxes	39,117	48,796	92,446	103,772

Provision for income taxes	8,837	9,683	22,198	22,878

Net income	$ 30,28	$ 39,11	$ 70,24	$ 80,89

Earnings per share - basic	$ 2.7	$ 3.4	$ 6.4	$ 7.0

Earnings per share - diluted	$ 2.7	$ 3.4	$ 6.4	$ 7.0

Weighted average shares outstanding
Basic	10,888	11,354	10,876	11,455
Diluted	10,917	11,435	10,923	11,534

Cash dividends declared per share	$ 1.6	$ 1.6	$ 3.3	$ 3.2

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(U.S. dollars in thousands, except par value)

	June 30, 202	December 31, 202

ASSETS
Current Assets
Cash and cash equivalents	$ 147,40	$ 87,69
Inventories	68,896	118,856
Prepaid expenses and other current assets	12,516	16,237
Total current assets	228,817	222,784

Property, plant and equipment - net of accumulated depreciation	54,412	57,185
Right-of-use assets	16,699	18,460
Other assets	14,269	12,456
Deferred tax assets	4,528	5,328

TOTAL ASSETS	$ 318,72	$ 316,21

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$ 105,18	$ 134,69
Income taxes payable	4,302	428
Current lease obligations	5,405	5,776
Total current liabilities	114,895	140,894

Lease obligations, net of current lease obligations	18,269	20,275
Total liabilities	133,164	161,169

Stockholders' Equity
Common stock, par value $0.001 per share: 20,000 shares authorized;
10,889 and 10,928 issued and 10,889 and 10,873 outstanding
at June 30, 2023 and December 31, 2022, respectively	11	11
Additional paid-in capital	21,542	21,555
Accumulated other comprehensive income	123	24
Retained earnings	163,885	139,852
Less: treasury stock at cost, 0 and 54 shares at June 30, 2023 and December 31, 2022, respectively	—	(6,398)
Total stockholders' equity	185,561	155,044

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 318,72	$ 316,21